EXHIBIT 3.4

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) is entered into as of the 20th day of September, 2023, by and among Red Oak Capital Fund II, LLC, a Delaware limited liability company (“Company”), and UMB Bank, N.A., in its capacity as successor in indenture trustee (“Trustee”) to amend that certain Indenture executed on or about October 25, 2018 (“Original Indenture”) by and between the Company and Prime Trust, LLC, as prior trustee (the “Prior Trustee”). All capitalized terms not defined herein shall have the meaning given to such term in e Original Indenture.

RECITALS:

A.	The Company has removed the Prior Trustee and has elected to appoint the Trustee to serve as successor trustee under the Indenture.

B.

The parties are entering into this First Supplemental Indenture to confirm the appointment of the Trustee as the successor trustee under the Indenture, to ratify the Company’s prior appointment of Direct Transfer, LLC (“Direct Transfer”) as the Paying Agent and Bond Registrar, and to modify the Indenture to cure an ambiguity in Section 7.10 of the Indenture.

AGREEMENT:

NOW, THEREFORE, it is hereby agreed as follows:

1.	In connection with the appointment of the Trustee as successor trustee, the Company hereby agrees and confirms as follows:

a.

It is duly organized and validly existing and in good standing under all applicable laws, and this Instrument has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid, binding and enforceable obligation;

b.	It has not entered into any amendment or supplement to the Indenture, and the Indenture is in full force and effect;

c.

It is not in default of any of its obligations under the Indenture, and to the best of the knowledge of the Company, no event has occurred and is continuing which is, or after notice or lapse of time, or both, would become, an Event of Default under the Indenture;

d.

No covenant or condition contained in the Indenture has been waived by the Prior Trustee or, to the best of the knowledge of the Company, by the owners of the percentage in aggregate principal amount of the Bonds required by the Indenture to effect any such waiver;

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e.	The Indenture was validly executed and delivered by the Company and the Bonds were validly issued by the Company;

f.

There is no action, suit, or proceeding pending, or to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture;

g.	all conditions precedent in the Indenture relating to the appointment of the Trustee as the successor trustee under the Indenture have been complied with by the Company.

2.	The Trustee hereby accepts its appointment as successor trustee under the Indenture, effective as of the date of this First Supplemental Indenture.

3.	The Company hereby ratifies the appointment of Direct Transfer as the Paying Agent and Bond Registrar for the Bonds.

4.	Section 7.10 of the Indenture is hereby amended and restated as follows:

There shall at all times be a Trustee with respect to the Bonds issued hereunder which shall at all times be a corporation organized and doing business under the laws of the United States of America or may State or Territory thereof or of the District of Columbia, or a corporation or other Person permitted to act as trustee by the SEC, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least One Hundred Million U.S. Dollars ($100,000,000), and subject to supervision or examination by Federal, State, Territorial, or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Company may not, nor may any Person directly or indirectly controlling, controlled by, or under common control with the Company, serve as Trustee. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 7 .10.

5.	The definition of “Corporate Trust Office” is hereby amended and restated as follows:

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 928 Grand Blvd., Kansas City, Missouri, 64106, Attention: Corporate Trust Department, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

6.	Except as otherwise provided herein, all of the provisions of the Indenture are hereby ratified and confirmed, and shall remain in full force and effect.

7.	This First Supplemental Indenture may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one (1) instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Indenture as of the day and year first above written.

COMPANY

RED OAK CAPITAL FUND II, LLC

By:	/s/Robert R. Kaplan
Name:	Robert R. Kaplan
Title:	CLP/Authorized Signatory

TRUSTEE

UMB BANK, N.A.

By:	/s/ Lara L Stevens
Name:	Lara L Stevens
Title:	Vice President

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